Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

AstraZeneca PLC

AstraZeneca Finance LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $2,243,743,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.875% Notes due 2028	457(r)	$1,100,000,000	99.798%	$1,097,778,000	$110.20 per million	$120,975.14
Fees to Be Paid	Debt	Guarantees of 4.875% Notes due 2028	457(n)	—	—	—	—	—
Fees to Be Paid	Debt	4.900% Notes due 2030	457(r)	$650,000,000	99.590%	$647,335,000	$110.20 per million	$71,336.32
Fees to Be Paid	Debt	Guarantees of 4.900% Notes due 2030	457(n)	—	—	—	—	—
Fees to Be Paid	Debt	4.875% Notes due 2033	457(r)	$500,000,000	99.726%	$498,630,000	$110.20 per million	$54,949.03
Fees to Be Paid	Debt	Guarantees of 4.875% Notes due 2033	457(n)	—	—	—	—	—
Total Offering Amounts				$2,250,000,000	—	$2,243,743,000		$247,260.49
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$247,260.49